Exhibit 99.1

Investor Contact	Media Contact
Linda Ventresca	Michael Herley
AXIS Capital Holdings Limited	Kekst and Company
investorrelations@axiscapital.com	michael-herley@kekst.com
(441) 405-2727	(212) 521-4897

AXIS CAPITAL ANNOUNCES PUBLICATION OF THE COMPANY’S 2013 LOSS DEVELOPMENT TRIANGLES

Pembroke, Bermuda, May 20, 2014 - AXIS Capital Holdings Limited (“AXIS Capital” or the “Company”) (NYSE: AXS) today announced that it will publish the Company’s 2013 Loss Development Triangles after the financial markets close on May 21, 2014. A copy of these documents will be available in the Investor Relations section of the Company’s website, www.axiscapital.com.

The data will be presented as at December 31, 2013 on an accident-year basis and will include paid, incurred and ultimate losses on a net and gross basis, together with development triangles for paid, incurred and ultimate losses on a gross basis. The information for the development triangles will be provided for 11 reserving classes of business that fall under the Company’s two reportable segments, Insurance and Reinsurance.

About AXIS Capital

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity attributable to AXIS Capital at March 31, 2014 of $5.8 billion and locations in Bermuda, the United States, Europe, Singapore, Canada, Australia and Latin America. Its operating subsidiaries have been assigned a rating of “A+” (“Strong”) by Standard & Poor’s and “A+” (“Superior”) by A.M. Best. For more information about AXIS Capital, visit our website at www.axiscapital.com.